Capsule Communications, Inc.

Contact: David B. Hurwitz, President & CEO
(215) 633-9400

Capsule Communications, Inc. Announces New Chairman and Material Ownership
Change

Walt Anderson to succeed James Rossi as Chairman of the Board. 15,471,301 Gold & Appel Transfer, S.A. shares acquired by Henry Luken.


Bensalem, Pennsylvania (Friday, March 30, 2001)   Capsule Communications, Inc.
(OTC-BB: "CAPS.OB") announced today that one of its current Directors, Walt Anderson, has been appointed as its new Chairman. Mr. Anderson is the Attorney in Fact for Gold & Appel Transfer, S.A., a venture capital company, which today announced that it sold its controlling interest in the Company to Henry Luken. Mr. Anderson will retain a beneficial ownership interest in the Company through the 2,186,433 shares (9.74%) currently owned by the Foundation for the International Non-governmental Development of Space, a non-profit organization of which Mr. Anderson is President and Director.


Upon his appointment, Mr. Anderson expressed his confidence in the abilities of Capsule's current management team, and stated that with Mr. Luken's involvement and guidance, the Company would continue to operate the business as efficiently and profitably as possible while continuing to actively pursue potential business combinations and strategic alliance alternatives.

Mr. Luken has extensive telecommunications industry experience. Mr. Luken is the current Chairman of the Board of Directors of CoVista Communications, Inc., and has served as Chairman and founder of Tel-Labs, Inc. a telecommunications billing firm, since 1991. Mr. Luken also has holdings in numerous television and other communications media companies. Mr. Luken was a co-founder of Telco-EIC, where he served as CEO, Treasurer, and Chairman of the company until its merger with Excel Communications, Inc. in 1997.

"We feel that prospects are excellent for the Company," stated David B. Hurwitz, President & CEO. "Having formulated a business model we feel is proven and scalable and having resolved the technological, implementation and distribution challenges of establishing our core ebusiness strategy, we believe that the Company is well positioned for continued growth. Mr. Anderson's and Mr. Luken's past successes in the telecommunications industry will be an invaluable resource for the Company's continued success."

Other than historical information contained herein, certain statements in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1994. Forward-looking statements in this release include statements regarding the efficient and profitable operation and growth of the Company, and involve a number of risks and uncertainties, including, but not limited to, changes in market conditions and government regulation. These risk factors, among others, are discussed in further detail in the Company's SEC filings.

ABOUT CAPSULE:
Capsule Communications, Inc. is a publicly traded local and long distance telecommunications company that is taking advantage of the convergence of the current and future competitive technological and regulatory developments in the Internet and telecommunications markets. Capsule provides an integrated suite of communications services to small and medium-sized business and residential customers, including; local, long distance, calling cards, dedicated access, DSL, private line/frame relay circuits, cellular, paging and Web site design and hosting. For more information, visit their web site at http://www.capsulecom.com.

                          Capsule Communications, Inc.
                   2 Greenwood Square, 3331 Street Road, Suite 275
                              Bensalem, PA 19020
                           215-633-9400 (telephone)
                              215-244-3440 (fax)
                           http://www.capsulecom.com